Exhibit 99.1
Recursion Announces Board Transition
SALT LAKE CITY, Utah, April 30, 2026 — Recursion (NASDAQ: RXRX), a leading clinical-stage TechBio company decoding biology to radically improve lives, today announced that Chris Gibson, Ph.D., will complete his current term through June 2026 and does not intend to seek re-election to the Company’s Board of Directors.
“I greatly appreciated Chris’s partnership during my transition into the CEO role at Recursion and am pleased that he will remain an advisor to the company moving forward,” said Najat Khan, Ph.D., Chief Executive Officer and President of Recursion. “We remain focused on continuity and long-term value creation at Recursion. With a strong foundation and team in place, I’m excited about what we will deliver to shareholders and patients - advancing both our internal and partnered pipeline while translating our AI-powered platform into meaningful therapeutic impact.”
“I’d like to thank Chris for his vision in founding Recursion and for his meaningful contributions to the field,” said Rob Hershberg, M.D., Ph.D., Vice-Chair of the Board and Lead Independent Director. “Chris has played an important role in supporting our evolution over the last several months as an advisor, founder, and leader, and we are deeply grateful for his partnership and guidance.”
“Being a founder of Recursion and participating in building the company with an amazing team has been one of the most rewarding journeys that I could have imagined,” said Chris Gibson, Ph.D., Founder and Chair (advisor) of Recursion. “I look forward to watching Recursion flourish under Najat’s leadership and am excited to continue my connection to the company as a strategic advisor. I am excited about Recursion’s future and, as always, will be cheering for Recursion with a full heart.”
About Recursion
Recursion (NASDAQ: RXRX) is a clinical-stage TechBio company decoding biology to radically improve lives. Recursion is advancing a portfolio of differentiated investigational medicines across its wholly owned and partnered pipeline in oncology, rare disease, neuroscience, immunology, and other therapeutic areas with significant unmet need. Enabling its mission is the Recursion OS, an AI-native, end-to-end drug discovery and development platform integrating biology, chemistry, and clinical development into a unified intelligence system. Powered by proprietary multimodal data, purpose-built AI models, and bilingual teams fluent in both science and AI, the Recursion OS is designed to translate complex science into medicines that matter — faster, better, and at scale — for patients who are waiting.
Recursion’s platform infrastructure is anchored in Salt Lake City, Utah and Milton Park, Oxfordshire, where its automated biology and chemistry laboratories generate proprietary data at industrial scale. Recursion also maintains offices in New York, Montréal, and London, three global hubs for talent and leadership at the intersection of AI and scientific innovation. Learn more at www.recursion.com, or connect on X and LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, statements regarding Recursion’s future plans, strategy, growth opportunities, leadership, board transition, and ability to advance its mission, platform, pipeline, and partnerships. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These and other risks are described in Recursion’s filings with the U.S. Securities and Exchange Commission. Recursion undertakes no obligation to update any forward-looking statements except as required by law.